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Pricing Supplement dated May 10, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)


	               TOYOTA MOTOR CREDIT CORPORATION

	               Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $25,000,000		    Trade Date: May 10, 2005
Issue Price: 100%			    Original Issue Date: May 16, 2005
Interest Rate: 5.20% per annum		    Net Proceeds to Issuer:  $25,000,000
Interest Payment Dates: Each May 16         Principal's Discount or
  and November 16, commencing 	                Commission:  0.0%
  November 16, 2005
Stated Maturity Date: May 16, 2017


________________________________________________________________________________




Day Count Convention:
  [X]  30/360 for the period from May 16, 2005 to May 16, 2017
  [ ]  Actual/365 for the period from   	        to
  [ ]  Other (see attached)                       to

Redemption:
  [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  May 16, 2008.  See "Additional Terms of the
            Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                 	___________________________

                         Deutsche Bank Securities



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	               ADDITIONAL TERMS OF THE NOTES

Denomination

	Each Note will be issued in a minimum denomination of $10,000 and in $1,000 increments thereafter.

Redemption

	The Notes are subject to redemption by TMCC, in whole or from time to time in part in increments of $1,000, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice. If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected by the Trustee, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal amount of the Notes.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated March 17, 2005 and an Appointment Agreement Confirmation dated May 10, 2005 (collectively, the "Agreement") between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.